Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media: David Bruce (305) 500-4999	Investor Relations: Bob Brunn (305) 500-4053

RYDER ANNOUNCES FIRST QUARTER 2003 RESULTS
-First Quarter 2003 Earnings Increase 24% from Year-Earlier Period-
-Supply Chain Operations Drive Earnings Improvement-

     MIAMI, April 23, 2003 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced earnings before accounting changes of $20.9 million for the first quarter of 2003, up 24% compared with $16.8 million in the year-earlier period. Earnings per diluted share (EPS) before accounting changes were $0.33 for the three-month period ended March 31, 2003, compared with $0.27 in the first quarter of 2002. Revenue for the first quarter of 2003 was $1.19 billion, up 4% from $1.15 billion in the comparable period last year.

     EPS in the first quarter of 2003 included a $0.02 non-cash charge related to the cumulative effect of a change in accounting for costs associated with the eventual retirement of long-lived assets (primarily related to components of revenue earning equipment), as required by the adoption of Statement of Financial Accounting Standards (SFAS) No. 143. EPS in the year-earlier period included a $0.30 non-cash charge related to the cumulative effect of a change in accounting for goodwill, as required by the adoption of SFAS No. 142. Net earnings for the first quarter of 2003 totaled $19.8 million, or $0.31 per share, compared with a loss of $2.1 million, or $0.03 per share, in the same period last year.

     The first quarter 2003 revenue increase was driven primarily by higher fuel prices, as well as increases in international operations, freight under management and commercial rental. Revenue was affected by slow economic conditions, which caused volume reductions within some U.S. industry sectors of the Supply Chain

Solutions (SCS) business segment. These conditions also led to reduced transportation miles run and continued weak U.S. leasing demand. However, commercial rental revenue for the first quarter of 2003 grew 8% compared with the year-earlier period, marking the second consecutive quarter of year-over-year rental revenue improvement.

     “Ryder delivered improved earnings in the first quarter while absorbing nearly $13 million of increased pension expense. These results are a credit to our field organization, in view of continued softness in the economy and marketplace uncertainty that affected customers’ willingness to make business investment decisions,” said Ryder Chairman, President and Chief Executive Officer Gregory T. Swienton. “Each of our three business segments performed well, with the most notable improvement occurring in the Supply Chain Solutions area. Improved operating performance within Fleet Management Solutions, however, was offset by the impact of that business segment absorbing most of this quarter’s increased pension expense.”

First Quarter Business Segment Operating Results

     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.

Fleet Management Solutions

     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package which provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

     In the FMS business segment, dry revenue (revenue excluding fuel) in the first quarter of 2003 was $635.0 million, up 1% compared with $630.4 million in the year-earlier period. Dry revenue was affected by favorable foreign currency exchange rates. Fuel revenue for the first quarter of 2003 increased 31% compared with the same period in 2002 due to higher fuel prices.

     Full service lease and programmed maintenance revenue for the first quarter of 2003 was 1% lower than the same period last year because of continued softness in the U.S. economy. However, Ryder’s first quarter 2003 commercial rental revenue grew 8% from the year-earlier period, despite a smaller rental fleet. Revenue improvement was driven by higher rental utilization, which improved for the fifth consecutive quarter, and better pricing.

     The FMS business segment’s NBT decreased 9%, to $33.2 million in the first quarter of 2003, compared with $36.6 million in the same period of 2002. This decrease was related primarily to the first quarter 2003 pension expense increase of $11.9 million compared with the same period last year, as well as weak U.S. leasing demand. The impact of these items was partially offset by increased rental utilization, improvement in used truck sales and carrying costs, lower interest costs, and improvement in operating expenses stemming from Ryder’s cost management and process improvement actions. Business segment NBT as a percentage of dry revenue was 5.2% in the first quarter of 2003 compared with 5.8% in the same quarter a year ago.

Supply Chain Solutions

     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, first quarter 2003 revenue totaled $334.2 million, down 1% from $337.1 million in the comparable period in 2002. First quarter 2003 operating revenue (revenue excluding freight under management) was $230.3 million, down 6% from $245.9 million in the comparable period a year ago. The decreases were due primarily to volume reductions resulting from slow economic conditions and the non-renewal of certain customer contracts.

     The SCS business segment’s NBT was $7.3 million in the first quarter of 2003, an improvement of almost $10 million from the loss of $2.2 million in the same quarter of 2002. Business segment NBT as a percentage of operating revenue was 3.2% in the first quarter of 2003 compared with a negative 0.9% in the same quarter of 2002. These increases were driven by improved operational performance and reduced overhead spending on a global basis.

Dedicated Contract Carriage

     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistical engineering support.

     In the DCC business segment, first quarter 2003 revenue totaled $129.3 million, an increase of 3% compared with $125.6 million in the first quarter of 2002. Operating revenue (revenue excluding freight under management) in the first quarter was $128.4 million, compared with $124.6 million in the year-earlier period. The revenue increase was due primarily to higher fuel costs passed through to customers.

     The DCC business segment’s NBT increased in the first quarter of 2003 to $6.9 million compared with $5.0 million in the first quarter of 2002. Business segment NBT as a percentage of operating revenue was 5.4% compared with 4.0% in 2002. These increases reflect the impact of higher safety and insurance costs in the year-earlier period and are not related to increased fuel costs which are passed through to customers.

Corporate Financial Information

Central Support Services

     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.

     In the first quarter of 2003, CSS costs decreased to $53.9 million, from $56.7 million in the year-earlier period. This marked the ninth consecutive quarter of reduced CSS costs. The decreases were attributable primarily to lower spending related to information technology.

Capital Expenditures

     Capital expenditures were $147.9 million in the first quarter of 2003, up 18% compared with $125.4 million in the same quarter of 2002. The increase in capital expenditures reflects planned higher vehicle replacements, primarily related to the rental product line. Capital expenditures were planned to increase nearly 50% over 2002 levels as a result of higher vehicle replacements in both the lease and rental product lines.

Leverage and Free Cash Flow

     On-balance-sheet debt as of March 31, 2003 was reduced by $44.2 million compared with year end. The leverage ratio for on-balance-sheet debt as of March 31, 2003 was 134% compared with 140% at year end. Total obligations including securitization to equity as of March 31, 2003 were 189%, down from 201% at year end. Free cash flow for the first quarter of 2003 is estimated to be $77.8 million compared with $97.9 million for the year-earlier period.

     Commenting on Ryder’s corporate financial performance, Ryder Chief Financial Officer Tracy A. Leinbach stated, “The new processes and approaches that are now in place give us more options and flexibility for pursuing profitable growth opportunities. Free cash flow for the quarter was down, as expected, due to increased capital expenditures for vehicle replacements needed to maintain and upgrade the quality of our rental product line.”

Outlook

     “Improvement in our Supply Chain Solutions business was partially offset by weaker than expected leasing demand,” said Swienton. “Although the net of these factors was positive, demand for our lease product is experiencing the continuing effects of an uncertain U.S. economy. Additionally, we anticipate lower automotive-related Supply Chain Solutions volume in the second quarter. Given this combination of factors, we are forecasting second quarter EPS to be in the range of $0.50 to $0.51.”

     He continued, “In spite of solid first quarter performance, we are maintaining our previously announced full-year forecast of $1.95 to $2.00, due to the mixed economic environment. Ryder’s cost management practices and process improvements should enable us to generate short- and long-term benefits even without a sustained up tick in the economy.”

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the seventh consecutive year, Ryder was featured in the 2002 Fortune Most Admired Companies survey of corporate reputations. Forbes named Ryder to its “Magnetic 40” as “Best in Transportation and Logistics” for creating a “network of partnerships that can spur growth, innovation and most important, serve customers better.” InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the fifth consecutive year, Inbound Logistics recognized Ryder in 2002 as the top third-party logistics provider.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2002 revenue of $4.78 billion, Ryder ranks 345th on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities and changes in general economic conditions. This news release and the related investor presentation include certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures in the appendices to this news release and presentation which are available on the investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s first quarter 2003 earnings webcast is scheduled for Wednesday, April 23, 2003 from 11:00 a.m. to 12:00 noon (Eastern Daylight Time). Speakers will be Chairman, President and Chief Executive Officer Gregory T. Swienton and Chief Financial Officer Tracy A. Leinbach.

▶	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG3351030 and Passcode: RYDER

▶	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-568-0148 and use the Passcode: 0423, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended March 31, 2003 and 2002
(In millions, except per share data)

	Three Months

	2003	2002

Revenue	$1,194.4	1,149.9

Operating expense	515.2	473.7
Salaries and employee-related costs	312.7	311.8
Freight under management expense	104.9	92.2
Depreciation expense	141.3	132.9
Gains on vehicle sales, net	(4.0)	(1.9)
Equipment rental	73.7	94.4
Interest expense	20.7	24.2
Miscellaneous income, net	(2.5)	(2.5)
Restructuring and other unusual recoveries (charges), net	(0.3)	(1.2)

	1,161.7	1,123.6

Earnings before income taxes	32.7	26.3
Provision for income taxes	(11.8)	(9.5)

Net earnings before cumulative effect of changes in accounting principles	20.9	16.8
Cumulative effect of changes in accounting principles	(1.1)	(18.9)

Net earnings	$19.8	(2.1)

Diluted earnings per common share	$0.31	(0.03)

Average common shares — diluted	62.8	61.9

Supplemental earnings per share information:

Net earnings before recoveries (charges), net and changes in accounting principles	$0.33	0.26
Restructuring and other unusual recoveries (charges), net	—	0.01

Net earnings before cumulative effect of changes in accounting principles	0.33	0.27
Cumulative effect of changes in accounting principles	(0.02)	(0.30)

Net earnings	$0.31	(0.03)

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS — PRELIMINARY AND UNAUDITED
(In millions)

	March 31,	December 31,
	2003	2002

Assets:
Current assets	$1,056.6	1,024.2
Revenue earning equipment	2,485.8	2,497.6
Operating property and equipment	525.5	530.9
Other assets	701.0	714.3

	$4,768.9	4,767.0

Liabilities and Shareholders’ Equity:
Current liabilities (including current portion of long-term debt)	$953.5	862.1
Long-term debt	1,261.6	1,389.1
Other non-current liabilities (including deferred income taxes)	1,426.0	1,407.6
Shareholders’ equity	1,127.8	1,108.2

	$4,768.9	4,767.0

SELECTED KEY RATIOS

	March 31,	December 31,
	2003	2002

Debt to equity	134%	140%
Total obligations to equity (a)	164%	173%
Total obligations to equity, including securitizations (a)	189%	201%

	Three months ended
	March 31,

	2003	2002

Return on average common equity (b)	9.4%	2.5%
Return on average assets (b)	2.4%	0.6%
Average asset turnover	99.8%	96.6%
Return on total capital (b)	6.2%	3.3%

(a)	- Total obligations represent debt plus off-balance sheet equipment obligations.
(b)	- Excludes the effect accounting changes.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS
Periods ended March 31, 2003 and 2002
(In millions)
(unaudited)

		Three Months

	2003	2002	B(W)

Revenue:
Fleet Management Solutions:
Full service lease and programmed maintenance	$443.3	447.5	(0.9%)
Commercial rental	106.7	99.0	7.8%
Fuel	176.0	134.7	30.7%
Other	85.0	83.9	1.3%

Total Fleet Management Solutions	811.0	765.1	6.0%
Supply Chain Solutions	334.2	337.1	(0.9%)
Dedicated Contract Carriage	129.3	125.6	2.9%
Eliminations	(80.1)	(77.9)	(2.8%)

Total revenue	$1,194.4	1,149.9	3.9%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$33.2	36.6	(9.3%)
Supply Chain Solutions	7.3	(2.2)	NA
Dedicated Contract Carriage	6.9	5.0	38.0%
Eliminations	(8.6)	(8.3)	(3.6%)

	38.8	31.1	24.8%
Unallocated Central Support Services	(6.4)	(6.0)	(6.7%)

Earnings before restructuring and other unusual recoveries (charges), net and income taxes	32.4	25.1	29.1%

Restructuring and other unusual recoveries (charges), net	0.3	1.2	(75.0%)

Earnings before income taxes	32.7	26.3	24.3%
Provision for income taxes	(11.8)	(9.5)	(24.2%)

Net earnings before cumulative effect of changes in accounting principles	20.9	16.8	24.4%
Cumulative effect of changes in accounting principles	(1.1)	(18.9)	94.2%

Net earnings	$19.8	(2.1)	NA

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION
Periods ended March 31, 2003 and 2002
(In millions)
(unaudited)

	Three Months

	2003	2002	B(W)

Fleet Management Solutions

Total revenue	$811.0	765.1	6.0%
Fuel revenue	(176.0)	(134.7)	30.7%

Dry revenue	$635.0	630.4	0.7%

Earnings before income taxes	$33.2	36.6	(9.3%)

Earnings before income taxes as % of total revenue	4.1%	4.8%

Earnings before income taxes as % of dry revenue	5.2%	5.8%

Supply Chain Solutions

Total revenue	$334.2	337.1	(0.9%)
Freight Under Management (FUM) expense	(103.9)	(91.2)	(13.9%)

Operating revenue	$230.3	245.9	(6.3%)

Earnings before income taxes	$7.3	(2.2)	NA

Earnings before income taxes as % of total revenue	2.2%	-0.7%

Earnings before income taxes as % of operating revenue	3.2%	-0.9%

Dedicated Contract Carriage

Total revenue	$129.3	125.6	2.9%
Freight Under Management (FUM) expense	(0.9)	(1.0)	10.0%

Operating revenue	$128.4	124.6	3.0%

Earnings before income taxes	$6.9	5.0	38.0%

Earnings before income taxes as % of total revenue	5.3%	4.0%

Earnings before income taxes as % of operating revenue	5.4%	4.0%

RYDER SYSTEM, INC. AND SUBSIDIARIES

FREE CASH FLOWS RECONCILIATION
Periods ended March 31, 2003 and 2002
(In millions)
(unaudited)

	Three Months

	2003*	2002

Cash provided by operating activities	$171.2	225.2
Changes in the aggregate balance of trade receivables sold	—	(55.0)
Collections on direct finance leases	15.9	15.6
Sales of property and revenue earning equipment	38.7	37.5
Purchases of property and revenue earning equipment	(148.0)	(125.4)

Net free cash flows	$77.8	97.9

*	Preliminary 2003 First Quarter Cash Flows